U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940.

____ Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1. Name and Address of Reporting Person               William C. Ray
                                                      200 North Elm Street
                                                      Greensboro, NC  27401

2. Issuer Name and Ticker or Trading Symbol           Network Systems
                                                      International, Inc. (NESI)

3. IRS Number of Reporting Person, if an
   Entity (Voluntary)

4. Statement for Month, Year                          June, 1999

5. If Amendment, Date of Original                     N/A

6. Relationship of Reporting Person to Issuer         Officer
   (Check all applicable)

7. Individual or Joint/Group Filing                   _x_ Form filed by one
   (Check applicable line)                                Reporting Person
                                                      ___ Form filed by more
                                                          than one Reporting
                                                          Person

Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security                                 Common Stock

2. Transaction Date                                  June 18, 1999
   (Month/Day/Year)

3. Transaction Code                                  Code: S/K
   (Instr. 8)

4. Securities Acquired (A) or Disposed of (D)        Amount: 50,000 shares
   (A) or (D)                                        D
                                                     Price: Swap NESI .01 par
                                                       value stock traded for
                                                       .01 par value privately
                                                       held stock

5. Amount of Securities Beneficially
   Owned at End of Month                             277,981

6. Ownership form:
   Direct (D) or Indirect (I)                        D

7. Nature of Indirect Beneficial Ownership

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security                      N/A

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (Month/Day/Year)

4. Transaction Code                                  Code:
                                                     V:
5. Number of Derivative Securities Acquired (A)
   Or Disposed of (D)

6. Date Exercisable and Expiration Date              Date Exercisable:
     (Month/Day/Year)                                Expiration Date:

7. Title and Amount of Underlying Securities         Title:
                                                     Amount of Number of Shares:
8. Price of Derivative Security

9. Number of Derivative Securities Beneficially
   Owned at End of Month

10.Ownership form of Derivative Security:
   Direct (D)Or Indirect (I)

11. Nature of Indirect Beneficial Ownership

Signature of Reporting Person

/s/ William C. Ray

William C. Ray

Date:  July 13, 1999